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                                March 31, 1998




Board of Directors
Northern States Power Company
414 Nicollet Mall
Minneapolis, Minnesota 55401

Ladies and Gentlemen:

     Included as Annex C to the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of Northern States Power Company ("NSP") and Black Mountain Gas Company ("BMG") is our opinion letter to the Board of Directors of BMG dated December 29, 1997 (the "Opinion Letter"), with respect to the proposed merger of BMG with and into NSP.

     We hereby consent to the references to our firm and to the inclusion of the Opinion Letter in the Registration Statement of NSP (of which the Proxy Statement/Prospectus forms a part) filed with the Securities and Exchange Commission on or about April 1, 1998. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Proxy Statement/Prospectus (or the Registration Statement of which it forms a part) within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       PRINCIPAL FINANCIAL SECURITIES, INC.




                                       By: /s/ John W. Bishop
                                          ------------------------------------
                                          Managing Director
                                          Everen Securities, Inc.
                                          (Successor to PFS)